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                                                              Exhibit 5.1


                    [Mayer, Brown, Rowe & Maw LLP Letterhead]



July 15, 2004

Hospira, Inc.
275 N. Field Drive
Lake Forest, IL 60045

         Re:  Hospira, Inc.
              Registration Statement on Form S-4
              ----------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Hospira, Inc., a Delaware corporation ("HOSPIRA"), pursuant to a registration statement on Form S-4 (the "REGISTRATION STATEMENT") of $300,000,000 of its 4.95% Notes due 2009 and $400,000,000 of its 5.90% Notes due 2014 (collectively, the "NOTES").

         In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of Hospira as we have deemed necessary or appropriate. We have also assumed without verification that the indenture, as supplemented, governing the Notes (the "Indenture") has been duly authorized, executed and delivered by the Trustee (as defined therein).

         We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

         Based upon the foregoing, we are of the opinion that when the Notes are duly executed, authenticated, issued and delivered in accordance with the Indenture and the transactions contemplated by the Registration Statement, the Notes will be legally issued and will constitute valid and legally binding obligations of Hospira, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity).



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Hospira, Inc.
July 15, 2004
Page 2


         We are admitted to practice law in the States of Illinois and New York and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the corporate laws of the State of Delaware.

         We consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and to the reference to us under the caption "Legal Matters."



                                 Sincerely,


                                 /s/ MAYER, BROWN, ROWE & MAW LLP

                                 MAYER, BROWN, ROWE & MAW LLP